Exhibit 3.1

AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION

OF

ADAMAS PHARMACEUTICALS, INC.

The undersigned, as President of Adamas Pharmaceuticals, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”) does hereby certify as follows:

(a)           The name of the Corporation is Adamas Pharmaceuticals, Inc.  The Certificate of Incorporation of the Corporation was filed with the Secretary of the State of Delaware on November 15, 2000 under the name NeuroMolecular, Inc.  A Restated Certificate of Incorporation was filed on March 24, 2004 and thereafter a Certificate of Amendment was filed on December 10, 2004 which changed the name of the Corporation to NeuroMolecular Pharmaceuticals, Inc.  A Restated Certificate of Incorporation was filed on March 29, 2005 and a Restated Certificate of Incorporation was filed on June 29, 2006, and amended on April 19, 2007.  A Restated Certificate of Incorporation was filed on July 20, 2007 which, among other things, changed the name of the Corporation to Adamas Pharmaceuticals, Inc. (the “Restated Certificate”).  A Restated Certificate of Incorporation was filed on June 25, 2008, and amended on June 8, 2009.

(b)           The Restated Certificate is hereby amended in its entirety, as set forth below.

(c)           This Amended and Restated Certificate of Incorporation has been duly adopted in accordance with the provisions of Sections 141, 228, 242 and 245 of the General Corporation Law of the State of Delaware.

(d)           Pursuant to Section 228(a) of the General Corporation Law of the State of Delaware, the holders of outstanding shares of the Corporation having no less than the minimum number of votes that would be necessary to authorize or take such actions at a meeting at which all shares entitled to vote thereon were present and consented to the adoption of the aforesaid amendment without a meeting, without a vote and without prior notice.  Written notice of the taking of such actions is being given in accordance with Section 228(e) of the General Corporation Law of the State of Delaware.

(e)           The text of the Restated Certificate of Incorporation of the Corporation, as amended and restated herein, shall read in its entirety as follows:

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
ADAMAS PHARMACEUTICALS, INC.

FIRST:                  The name of the corporation (hereinafter called the “Corporation”) is

ADAMAS PHARMACEUTICALS, INC.

SECOND:             The address, including street, number, city, and county, of the registered office of the Corporation in the State of Delaware is 2711 Centerville Road, Suite 400, City of Wilmington, County of New Castle; and the name of the registered agent of the Corporation in the State of Delaware is The Prentice Hall Corporation System, Inc.

THIRD:                 The nature of the business to be conducted and the purposes of the Corporation are to engage in any lawful act or activity or carry on any business for which corporations may be organized under the Delaware General Corporation Law or any successor statute.

FOURTH:

A.            DESIGNATION AND NUMBER OF SHARES.

Immediately prior to the filing of this Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware and pursuant to Article FOURTH, Sections C(4)(b) and (c) of the Corporation’s Restated Certificate of Incorporation filed on June 25, 2008, and amended on June 8, 2009, and the Notice of and Election to Convert delivered to the Corporation by the signatories thereto, dated as of June [30], 2011 (i) each share of the Corporation’s Series A Convertible Preferred Stock, par value $.001 per share (the “Series A Stock”) was converted into one share of the Corporation’s common stock, par value $.001 per share (the “Common Stock”), without any further action on the part of the holder thereof; (ii) each share of the Corporation’s Series B Convertible Preferred Stock, par value $.001 per share (the “Series B Stock”) was converted into one share of Common Stock, without any further action on the part of the holder thereof; (iii) each share of the Corporation’s Series C Convertible Preferred Stock, par value $.001 per share (the “Series C Stock”) was converted into one share of Common Stock, without any further action on the part of the holder thereof; (iv) each share of the Corporation’s Series C-1 Convertible Preferred Stock, par value $.001 per share (the “Series C-1 Stock”) was converted into one share of Common Stock, without any further action on the part of the holder thereof; and (v) each share of the Corporation’s Series D Convertible Preferred Stock, par value $.001 per share (the “Series D Stock”) was converted into one share of Common Stock, without any further action on the part of the holder thereof (collectively, the “Conversion”).

Immediately following the Conversion, each share of Common Stock shall be reverse split into 0.3333 shares of Common Stock, without any further action on the part of the holder thereof (the “Reverse Stock Split”).

All numbers in this Amended and Restated Certificate of Incorporation have been adjusted to reflect the Reverse Stock Split and Conversion.  No fractional shares shall be issued in the Reverse Split or Conversion and the aggregate number of shares of Common Stock or Preferred Stock to be issued to particular stockholders shall be rounded down to the nearest whole share and the corporation shall pay in cash the fair market value of any fractional shares as of the time when entitlement to receive such fractions is determined.

Immediately following the Reverse Split and Conversion, the total number of shares of capital stock that this corporation is authorized to issue is thirteen million three hundred fifty thousand (13,350,000).  The total number of shares of Common Stock authorized to be issued is ten million (10,000,000), par value $.001 per share.  The total number of shares of preferred stock authorized to be issued is three million three hundred fifty thousand (3,350,000), par value $.001 per share (the “Preferred Stock”), of which two million five hundred thousand (2,500,000) shares are designated as “Series AA Convertible Preferred Stock” and eight hundred fifty thousand (850,000) shares are designated as “Series AA-1 Preferred Stock.”  The rights, preferences, privileges and restrictions granted to and imposed upon the various classes and series of capital stock of the Corporation are as follows.

B.            COMMON STOCK.

The powers, preferences, rights, qualifications, limitations and restrictions of the shares of the Common Stock are as follows:

1.             General.  The voting, dividend and liquidation and other rights of the holders of the Common Stock are expressly made subject to and qualified by the rights of the holders of any series of Preferred Stock.

2.             Voting Rights.  The holders of record of the Common Stock are entitled to one (1) vote per share on all matters to be voted on by the Corporation’s stockholders.

3.             Dividends.  Dividends may be declared and paid on the Common Stock from funds lawfully available therefor if, as and when determined by the Board of Directors in their sole discretion, subject to provisions of law and any provision of this Restated Certificate, as amended from time to time, and subject to the relative rights and preferences of any shares of Preferred Stock authorized, issued and outstanding hereunder.

4.             Liquidation.  In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, after payment or provision for payment of the debts and other liabilities of the Corporation and the amounts to which the holders of any Preferred Stock shall be entitled, the holders of Common Stock shall be entitled (together as one class) to share ratably in the remaining assets of the Corporation.

5.             Transfer.  No shares of Common Stock issued pursuant to the Conversion shall be transferable unless the transfer of such shares includes in such transfer a pro rata number of the shares of Series AA-1 Preferred Stock held by such transferor.  No shares of Series AA-1 Preferred Stock may be transferred except in connection with a transfer of Common Stock issued pursuant to the Conversion pursuant to the preceding sentence.

C.            PREFERRED STOCK.

The powers, preferences, rights, qualifications, limitations and restrictions of the shares of Series AA Convertible Preferred Stock, par value $.001 per share (the “Series AA Preferred Stock”) and Series AA-1 Preferred Stock, par value $.001 per share (the “Series AA-1 Preferred Stock”) are as follows.

1.             Dividends.

(a)           Preferred Stock Dividends and Payments.  The holders of shares of Series AA Preferred Stock and Series AA-1 Preferred shall be entitled to receive dividends at the rate (the “Dividend Rate”) of eight percent (8%) of the Original Issue Price (as defined in paragraph 1(b) below) for the applicable series of Preferred Stock per share per annum, payable only when, as and if declared by the Board of Directors of the Corporation.  The right to receive dividends on Preferred Stock shall not be cumulative, and, therefore, if not declared in any year, the right to such dividends shall terminate and shall not carry forward into the next year.  In the event that the Corporation declares or pays any cash dividends on shares of any series of Preferred Stock, the Corporation shall also declare and pay any such cash dividend with respect to shares of all series of Preferred Stock.  The Corporation shall not declare or pay any cash dividends on shares of Common Stock until the holders of the Preferred Stock then outstanding shall have first received a dividend at the rate specified in this Section 1.  Further, no dividend or other distribution (other than a stock dividend giving rise to an adjustment under Section 4(f) or Section 4(g) hereof) will be paid, declared, or set apart for payment in respect of any share of Common Stock unless a dividend is declared and paid in respect of each outstanding share of Preferred Stock in an amount at least equal to the product of (i) the amount of dividends to be paid, declared, or set apart for each share of Common Stock multiplied by (ii) the number of shares of Common Stock into which the Preferred Stock is then convertible pursuant to Section 4 hereof.

(b)           Original Issue Price.  The applicable “Original Issue Price” for each series of Preferred Stock shall be: (i) $7.6089 per share for the Series AA Preferred Stock and (ii) $100.00 per share for the Series AA-1 Preferred Stock.

(c)           Miscellaneous.  As authorized by Section 402.5(c) of the California Corporation Code, Sections 502 and 503 of the California Corporation Code shall not apply with respect to payments made by the Corporation in connection with (i) repurchases of Common Stock issued to or held by employees, officers, directors or consultants of the Corporation or its subsidiaries following termination of their employment or services pursuant to agreements providing for the right of said repurchase; (ii) repurchases of Common Stock issued to or held by employees, officers, directors or consultants of the Corporation or its subsidiaries pursuant to rights of first refusal contained in agreements providing for such right; or (iii) any other repurchase or redemption of capital stock of the Corporation approved by the holders of a majority of the Preferred Stock of the Corporation.

2.             Liquidation, Dissolution, or Winding-Up.

(a)           Distributions to Holders of Preferred Stock.  In the event of any liquidation, dissolution, or winding-up of the Corporation, whether voluntary or involuntary (each such event being hereinafter referred to as a “Liquidation Event”) or a Deemed Liquidation Event (as defined below), then the holders of outstanding shares of Preferred Stock will be entitled to be paid out of the assets of the Corporation available for distribution to stockholders, by reason of their ownership thereof an amount per share of Series AA Preferred Stock (its “Series AA Liquidation Value”) or Series AA-1 Preferred Stock (its “Series AA-1 Liquidation Value”) equal to the sum of (A) the Original Issue Price of such share (such amount to be subject to proportionate adjustment in the event of any stock dividend, stock split, combination of shares, reorganization, recapitalization, reclassification or other similar event affecting such share and occurring after the date of filing of this Restated Certificate), plus (B) an amount equal to the aggregate of all dividends declared but unpaid in respect of such share.  Such amounts shall first be paid simultaneously to the holders of Series AA Preferred Stock and Series AA-1 Preferred Stock before any payment shall be made to the holders of Common Stock or any other class or series of stock ranking on liquidation junior to the Series AA Preferred Stock and Series AA-1 Preferred Stock, by reason of their ownership thereof.  The Series AA Liquidation Value and the Series AA-1 Liquidation Value are each sometimes referred to herein as the “Liquidation Value.”

If upon the occurrence of a Liquidation Event or a Deemed Liquidation Event, the assets and funds to be distributed among the holders of the Series AA Preferred Stock and Series AA-1 Preferred Stock shall be insufficient to permit the payment to such holders of the full Series AA Liquidation Value and Series AA-1 Liquidation Value, then the entire assets and funds of the Corporation legally available for distribution shall be distributed ratably among the holders of the Series AA Preferred Stock and Series AA-1 Preferred Stock based on the aggregate Liquidation Value to which each such holder is entitled.

(b)           Remaining Distributions.  After payment in accordance with the foregoing has been made in full to the holders of the Preferred Stock or funds necessary for such payment have been set aside by the Corporation in trust for the exclusive benefit of such holders so as to be available for such payment, the holders of Common Stock shall be entitled (together as one class) to share ratably in the remaining assets of the Corporation.

(c)           Notwithstanding the foregoing, if, with respect to any holder of Series AA-1 Preferred Stock, the aggregate amount payable to any such holder pursuant to Section 2(b) above in respect of the Common Stock issued to such holder in the Conversion (assuming for this purpose, no payment to such holder under Section 2(a) above) would be greater than the Series AA-1 Liquidation Value payable to such holder, then such holder shall not be entitled to receive any proceeds pursuant to Section 2(a) above, and if the aggregate amount payable to any such holder pursuant to Section 2(b) above in respect of the Common Stock issued to such holder in the Conversion (assuming for this purpose, no payment to such holder under Section 2(a) above) would be less than or equal to the Series AA-1 Liquidation Value payable to such holder, then such holder shall not be entitled to receive any proceeds pursuant to Section 2(b) above.

(d)           Deemed Liquidations.  For purposes of this Section 2, a liquidation, dissolution or winding up of the Corporation shall be deemed to be occasioned by, or to include any transaction or series of related transactions (including, without limitation, any stock acquisition, reorganization, merger or consolidation but excluding (a) any sale of stock for capital raising purposes, (b) an exclusive license of substantially all of the Company’s intellectual property or (c) a reorganization, merger or consolidation involving only a change in the state of incorporation of the Corporation):  (i) involving the merger, acquisition or consolidation of the Corporation into or with another entity (other than a transaction or series of related transactions in which the holders of the voting securities of the Corporation outstanding immediately prior to such transaction continue to retain (either by such voting securities remaining outstanding or by such voting securities being converted into voting securities of the surviving entity), as a result of shares in the Corporation held by such holders prior to such transaction, at least a majority of the total voting power represented by the voting securities of the Corporation of such surviving entity outstanding immediately after such transaction or series of transactions), (ii) involving the sale, lease, exchange, license or other conveyance of all or substantially all of the assets of the Corporation, (iii) following which holders of the Corporation’s capital stock outstanding immediately prior to such transactions or series of related transactions hold fifty percent (50%) or less of the voting securities of the entity surviving such transaction or series of related transactions or entity controlling such surviving entity, or (iv) involving any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary (each such transaction, a “Deemed Liquidation Event”).

(e)           Non-Cash Distributions.  In the event of a Liquidation Event or Deemed Liquidation Event resulting in the availability of assets other than cash, the holders of Preferred Stock will be entitled to a distribution of cash and, in the event there is insufficient cash available to satisfy the liquidation preferences and other distribution rights stated in this Section 2, other assets equal in value to the liquidation preference and other distribution rights stated in this Section 2.  In the event that such distribution to the holders of shares of Preferred Stock will include any assets other than cash, the Board of Directors will first determine in good faith and with due care the value of such assets for such purpose, except that:

(i)            any publicly-traded securities to be distributed to stockholders in a liquidation, dissolution or winding up of the Corporation shall be valued as follows:  (A) if the securities are then traded on a national securities exchange (including the Nasdaq Stock Market or a similar national quotation system), then the value of the securities shall be deemed to be the average of the closing prices of the securities on such exchange or system over the ten (10) trading day period ending five (5) trading days prior to the distribution, (B) if the securities are actively traded over-the counter, then the value of the securities shall be deemed to be the average of the closing bid or sale prices (whichever is applicable) of the securities over the ten (10) trading day period ending five (5) trading days prior to the distribution, or (C) if there is no active public market, the value shall be the fair market value thereof, as determined by the Board of Directors in good faith and with due care; and

(ii)           The method of valuation of securities subject to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder’s status as an affiliate or former affiliate) shall be to make an appropriate discount from the market value determined as above in 2(d)(i) to reflect the approximate fair market value thereof, as mutually determined by this Corporation and the holders of at least a majority of the voting power of all then outstanding shares of such Preferred Stock.

Notwithstanding the foregoing subsections 2(d)(i) and 2(d)(ii), if, in connection with a Deemed Liquidation Event, which is approved by the holders of Preferred Stock in accordance with the provisions of Section 5(a)(vii) of this Article Fourth, the definitive agreements governing the Deemed Liquidation Event address the methods of valuation for non-cash consideration and/or securities subject to investment letter, then the provisions contained in the definitive agreements shall supersede the provisions governing the methods of valuation for non-cash consideration and securities subject to investment letter set forth in the foregoing subsections 2(d)(i) and 2(d)(ii).

For the purposes of this subsection 2(d), “trading day” shall mean any day on which the exchange or system on which the securities to be distributed are traded is open and “closing prices” or “closing bid prices” shall be deemed to be:  (i) for securities traded primarily on the New York Stock Exchange, the American Stock Exchange or Nasdaq, the last reported trade price or sale price, as the case may be, at 4:00 p.m., New York time, on that day and (ii) for securities listed or traded on other exchanges, markets and systems, the market price as of the end of the “regular hours” trading period that is generally accepted in the securities industry for determining the market price of a stock as of a given trading day shall change from those set forth above, the fair market value shall be determined as of such other generally accepted benchmark times.

(f)            Allocation of Escrow.  In the case of a Deemed Liquidation Event, pursuant to Subsection 2(c) above, if any portion of the consideration payable to the stockholders of the Corporation is placed into escrow and/or is payable to the stockholders of the Corporation subject to contingencies, the acquisition, merger or other relevant agreement shall provide that (a) the portion of such consideration that is not placed in escrow and not subject to any contingencies (the “Initial Consideration”) shall be allocated among the holders of capital stock of the Corporation in accordance with Subsections 2(a), 2(b) and 2(c) above as if the Initial Consideration were the only consideration payable in connection with such Deemed Liquidation Event and (b) any additional consideration which becomes payable to the stockholders of the Corporation upon release from escrow or satisfaction of contingencies shall be allocated among the holders of capital stock of the Corporation in accordance with Subsections 2(a), 2(b) and 2(c) above after taking into account the previous payment of the Initial Consideration as part of the same transaction.  The result of this approach is that, for certain transactions, the portion of the transaction consideration that is subject to an escrow or other contingencies may be allocated disproportionately (or even exclusively) to the holders of Common Stock.

3.             Voting Rights.

(a)           Restricted Class Voting.  Except as otherwise expressly provided herein or as required by law, the holders of Preferred Stock and the holders of Common Stock shall vote together, on an as-converted basis, and not as separate classes.

(b)           No Series Voting.  Other than as provided herein or required by law, there shall be no series voting.

(c)           Preferred Stock.  Except as otherwise expressly required by law, the Series AA-1 Preferred Stock shall be non-voting stock.  Each holder of Series AA Preferred Stock shall be entitled to the number of votes equal to the number of shares of Common Stock into which the shares of Series AA Preferred Stock held by such holder could be converted as of the record date.  The holders of shares of the Series AA Preferred Stock shall be entitled to vote on all matters on which the Common Stock shall be entitled to vote.  Holders of Preferred Stock shall be entitled to notice of any stockholders’ meeting in accordance with the By-laws of the Corporation.  Fractional votes shall not, however, be permitted and any fractional voting rights resulting from the above formula (after aggregating all shares into which shares of Preferred Stock held by each holder could be converted), shall be disregarded.

(d)           Election of Directors.  The Board of Directors shall consist of up to seven (7) members, such amount determined in accordance with the Corporation’s bylaws.  So long as at least twenty-five percent (25%) of the shares (as adjusted for any stock dividend, stock split, combination of shares, reorganization, recapitalization, reclassification or other similar event) of Series AA Preferred Stock originally issued remain outstanding, the holders of at least a majority of the Series AA Preferred Stock shall be entitled to elect two (2) members of the Corporation’s Board of Directors at each meeting or pursuant to each consent of the Corporation’s stockholders for the election of directors (and to remove from office such directors and to fill any vacancy caused by the resignation, death or removal of such director).  The holders of at least a majority of the Common Stock and the Series AA Preferred Stock, voting together as a single class, shall be entitled to elect the person then serving as the Corporation’s Chief Executive Officer as one (1) member of the Corporation’s Board of Directors at each meeting or pursuant to each consent of the Corporation’s stockholders for the election of directors (and to remove from office such director and to fill any vacancy caused by the resignation, death or removal of such director).  The holders of at least a majority of the Common Stock, voting as a separate class, and the holders of at least a majority of the Series AA Preferred Stock, voting together as a separate class, shall, by mutual agreement, be entitled to elect four (4) members of the Corporation’s Board of Directors at each meeting or pursuant to each consent of the Corporation’s stockholders for the election of directors (and to remove from office such directors and to fill any vacancy caused by the resignation, death or removal of such directors).  If a vacancy on the Board of Directors is to be filled by the Board of Directors, only directors elected by the same class or classes of stockholders as those who would be entitled to vote to fill such vacancy shall vote to fill such vacancy.

(i)            No person entitled to vote at an election for directors may cumulate votes to which such person is entitled, unless, at the time of such election, the Corporation is subject to Section 2115 of California Corporations Code (the “CCC”).  During such time or times that the Corporation is subject to Section 2115(b) of the CCC, every stockholder entitled to vote at an election for directors may cumulate such stockholder’s votes and give one candidate a number of votes equal to the number of directors to be elected multiplied by the number of votes to which such stockholder’s shares are otherwise entitled, or distribute the stockholder’s votes on the same principle among as many candidates as such stockholder desires.  No stockholder, however, shall be entitled to so cumulate such stockholder’s votes unless (A) the names of such candidate or candidates have been placed in nomination prior to the voting and (B) the stockholder has given notice at the meeting, prior to the voting, of such stockholder’s intention to cumulate such stockholder’s votes.  If any stockholder has given proper notice to cumulate votes, all stockholders may cumulate their votes for any candidates who have been properly placed in nomination.  Under cumulative voting, the candidates receiving the highest number of votes, up to the number of directors to be elected, are elected.

(ii)           During such time or times that the Corporation is subject to Section 2115(b) of the CCC, one or more directors may be removed from office at any time without cause by the affirmative vote of the holders of a majority of the outstanding shares entitled to vote for that director as provided above; provided, however, that unless the entire Board of Directors is removed, no individual director may be removed when the votes cast against such director’s removal, or not consenting in writing to such removal, would be sufficient to elect that director if voted cumulatively at an election which the same total number of votes were cast (or, if such action is taken by written consent, all shares entitled to vote were voted) and the entire number of directors authorized at the time of such director’s most recent election were then being elected.

(e)           Common Stock.  Each holder of shares of Common Stock shall be entitled to one vote for each share thereof held.  The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof outstanding) by the affirmative vote of the holders of a majority of the shares of stock of the Corporation entitled to vote irrespective of the provisions of Section 242(b)(2) of the General Corporation Law of the State of Delaware.

4.             Conversion.  Except a set forth in Section 4(b) below, the Series AA-1 Preferred Stock shall not be convertible into Common Stock.  The holders of Series AA Preferred Stock shall have conversion rights as follows (the “Conversion Rights”):

(a)           Right to Convert.  Each share of Series AA Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share at the office of the Corporation or any transfer agent for the Series AA Preferred Stock, into that number of fully-paid, non-assessable shares of Common Stock determined by dividing the Original Issue Price for the relevant series by the Conversion Price for such series then in effect.  (The rate at which shares of Series AA Preferred Stock may be converted into shares of Common Stock is hereinafter referred to as the “Conversion Rate” for each such series.)  Upon any decrease or increase in the Conversion Price for any Series AA Preferred Stock, as described in this Section 4, the Conversion Rate for such series shall be appropriately increased or decreased.  The initial conversion price of the Series AA Preferred Stock is $7.6089 (the “Series AA Conversion Price”).  The Series AA Conversion Price is sometimes referred to herein as the “Conversion Price”

(b)           Automatic Conversion.  Each share of Series AA Preferred Stock shall automatically be converted into fully-paid, non-assessable shares of Common Stock at the then effective Conversion Rate for such share:  (i) immediately prior to the closing of a firm commitment underwritten initial public offering pursuant to an effective registration statement filed under the Securities Act of 1933, as amended (the “Securities Act”), covering the offer and sale of the Corporation’s Common Stock, provided that the aggregate gross proceeds to the Corporation are at least $40,000,000; or (ii) upon the receipt of the Corporation of a written request for such conversion from the holders of at least fifty percent (50%) of the then outstanding shares of Series AA Preferred Stock indicating their election to convert (each of the events referred to in (i) and (ii) are referred to herein as an “Automatic Conversion Event”).  Upon this corporation’s sale of its Common Stock in a firm commitment underwritten initial public offering pursuant to an effective registration statement filed under the Securities Act, each share of Series AA-1 Preferred Stock shall automatically be converted into one one-thousandth of a share of Common Stock (the “Series AA-1 Conversion Rate”).

(c)           Mechanics of Conversion.  No fractional shares of Common Stock shall be issued upon conversion of Series AA Preferred Stock.  In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the then fair market value of a share of Common Stock as determined by the Board of Directors.  For such purpose, all shares of Series AA Preferred Stock held by each holder of Series AA Preferred Stock that are then being converted shall be aggregated, and any resulting fractional share of Common Stock shall be paid in cash.  Before any holder of Series AA Preferred Stock shall be entitled to convert the same into full shares of Common Stock, and to receive certificates therefor, he shall either; (i) surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for the Series AA Preferred Stock; or (ii) notify the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and execute an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates, and shall give written notice to the Corporation at such office that he elects to convert the same; provided, however, that on the date of an Automatic Conversion Event, the outstanding shares of Series AA Preferred Stock shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent, provided further, however, that the Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such Automatic Conversion Event unless either the certificates evidencing such shares of Series AA Preferred Stock are delivered to the Corporation or its transfer agent as provided above, or the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates.  On the date of the occurrence of an Automatic Conversion Event, each holder of record of shares of Series AA Preferred Stock shall be deemed to be the holder of record of the Common Stock issuable upon such conversion, notwithstanding that the certificates representing such shares of Series AA Preferred Stock shall not have been surrendered at the office of the Corporation, that notice from the Corporation shall not have been received by any holder of record of shares of Series AA Preferred Stock, or that the certificates evidencing such shares of Common Stock shall not then be actually delivered to such holder.

The Corporation shall, as soon as practicable after such delivery, or after such agreement and indemnification, issue and deliver at such office to such holder of Preferred Stock, a certificate or certificates for the number of shares of Common Stock to which he shall be entitled as aforesaid and a check payable to the holder in the amount of any cash amounts payable as the result of a conversion into fractional shares of Common Stock, plus any declared and unpaid dividends on the converted Preferred Stock.  Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of

Series AA Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date; provided, however, that if the conversion is in connection with an underwritten offer of securities registered pursuant to the Securities Act or a merger, sale, financing, or liquidation of the Corporation or other event, the conversion may, at the option of any holder tendering Series AA Preferred Stock for conversion, be conditioned upon the closing of such transaction or upon the occurrence of such event, in which case the person(s) entitled to receive the Common Stock issuable upon such conversion of the Series AA Preferred Stock shall not be deemed to have converted such Series AA Preferred Stock until immediately prior to the closing of such transaction or the occurrence of such event.

(d)           Convertible Securities Definition.  As used herein, “Convertible Securities” means (i) all shares of stock and other securities that are convertible into or exchangeable for shares of Common Stock and (ii) all options, warrants, and other rights to acquire shares of Common Stock or securities convertible into or exchangeable for shares of Common Stock.

(e)           Adjustments to Conversion Price for Diluting Issues.

(i)            Additional Shares Definition.  For purposes of this paragraph 4(e), “Additional Shares of Common” shall mean all shares of Common Stock or Convertible Securities issued (or, pursuant to paragraph 4(e)(iii), deemed to be issued) by the Corporation after the filing of this Restated Certificate, other than shares of Common Stock or Convertible Securities:

(1)           issued to employees, officers or directors, of, or consultants or advisors to the Corporation or any subsidiary pursuant to stock grants, option plans or similar arrangements which vest over a period of 4 years at a rate of 25% after the first year with 1/48 of the remainder vesting monthly, unless otherwise determined by a unanimous vote of the Board of Directors of the Corporation;

(2)           issued upon the exercise or conversion of Convertible Securities outstanding as of the date of the filing of this Restated Certificate or upon the exercise or conversion of Convertible Securities described in subparagraph 4(e)(i)(1) above, and provided, that such Convertible Securities are described in Section 3.3 of the Series AA Convertible Preferred Stock Purchase Agreement dated on or about the date of this Restated Certificate, by and among the Corporation, and the persons and entities listed on the Schedule of Investors attached thereto (the “Purchase Agreement”);

(3)           issued or issuable as a dividend or distribution on Preferred Stock or pursuant to any event for which adjustment is made pursuant to paragraphs 4(f), 4(g) or 4(h) hereof;

(4)           issued in a registered public offering under the Securities Act in connection with which all outstanding shares of Preferred Stock are converted into Common Stock;

(5)           issued or issuable pursuant to the bona fide acquisition of another corporation by the Corporation by merger, purchase of substantially all of the assets or other reorganization, which acquisition is approved by a unanimous vote of the Board of Directors of the Corporation;

(6)           issued or issuable to banks, equipment lessors or other financial institutions pursuant to a debt financing, equipment lease or bank credit arrangement entered into for primarily non-equity financing purposes and approved by a unanimous vote of the Board of Directors of the Corporation;

(7)           issued or issuable in connection with sponsored research, collaboration, technology license, development, OEM, marketing or other similar agreements or strategic partnerships approved by a unanimous vote of the Board of Directors of the Corporation;

(8)           issued or issuable to strategic suppliers or third party service providers in connection with the provision of goods or services pursuant to transactions approved by a unanimous vote of the Board of Directors of the Corporation;

(9)           issued or issuable upon conversion of the shares of Preferred Stock; and

(10)         issued pursuant to the Purchase Agreement;

(11)         to acquire any security convertible into the securities excluded from the definition of Additional Shares of Common pursuant to subsections (1) through (10) above.

(ii)           No Adjustment of Conversion Price.  No adjustment in the Conversion Price of the Series AA Preferred Stock shall be made in respect of the issuance of Additional Shares of Common unless the consideration per share (as determined pursuant to paragraph 4(e)(v)) for an Additional Share of Common issued or deemed to be issued by the Corporation is less than the Conversion Price for the Series AA Preferred Stock in effect on the date of and immediately prior to such issuance.

(iii)          Deemed Issue of Additional Shares of Common.  In the event the Corporation at any time or from time to time after the date of the filing of this Restated Certificate shall issue any Convertible Securities or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Convertible Securities, then the maximum number of shares (as set forth in the instrument relating thereto without regard to any provisions contained therein for a subsequent adjustment of such number) of Common Stock issuable upon the exercise of such Convertible Securities, the conversion or exchange of such Convertible Securities or, in the case of options for Convertible Securities, the exercise of such options and the conversion or exchange of the underlying securities, shall be deemed to have been issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date, provided that in any such case in which shares are deemed to be issued:

(1)           no further adjustment in the Conversion Price of the Series AA Preferred Stock shall be made upon the subsequent issue of Convertible Securities or shares of Common Stock in connection with the exercise of such or conversion or exchange of such Convertible Securities;

(2)           if such Convertible Securities by their terms provide, with the passage of time or otherwise, for any change in the consideration payable to the Corporation or in the number of shares of Common Stock issuable upon the exercise, conversion or exchange thereof (other than a change pursuant to the anti-dilution provisions of such Convertible Securities such as this Section 4(e) or pursuant to recapitalization, reorganization, adjustment or similar provisions of such Convertible Securities such as Sections 4(f), 4(g) and 4(h) hereof), the Conversion Price of the Series AA Preferred Stock and any subsequent adjustments based thereon shall be recomputed to reflect such change as if such change had been in effect as of the original issue thereof (or upon the occurrence of the record date with respect thereto);

(3)           no readjustment pursuant to clause (2) above shall have the effect of increasing the Conversion Price of the Series AA Preferred Stock to an amount above the Conversion Price that would have resulted from any other issuances of Additional Shares of Common and any other adjustments provided for herein between the original adjustment date and such readjustment date;

(4)           upon the expiration of any such options or any rights of conversion or exchange under such Convertible Securities which shall not have been exercised, the Conversion Price of the Series AA Preferred Stock computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto) and any subsequent adjustments based thereon shall, upon such expiration, be recomputed as if:

(a)           in the case of Convertible Securities for Common Stock, the only Additional Shares of Common issued were the shares of Common Stock if any, actually issued upon the exercise or the conversion or exchange of such Convertible Securities and the consideration received therefor was the consideration actually received by the Corporation for the issue of such options plus the consideration actually received by the Corporation upon such exercise or for the issue of all such Convertible Securities, plus the additional consideration, if any, actually received by the Corporation upon such conversion or exchange; and

(b)           in the case of options for Convertible Securities, only the Convertible Securities, if any, actually issued upon the exercise thereof were issued at the time of issue of such options, and the consideration received by the Corporation for the Additional Shares of Common deemed to have been then issued was the consideration actually received by the Corporation for the issue of such options, plus the consideration deemed to have been received by the Corporation (determined pursuant to Section 4(e)(v)) upon the issue of the Convertible Securities with respect to which such options were actually exercised; and

(5)           if such record date shall have been fixed and such Convertible Securities are not issued on the date fixed therefor, the adjustment previously made in the Conversion Price which became effective on such record date shall be canceled as of the close of business on such record date, and thereafter the Conversion Price shall be adjusted pursuant to this paragraph 4(e)(iii) as of the actual date of their issuance.

(iv)          Adjustment of Conversion Price Upon Issuance of Additional Shares of Common.

(1)           In the event this Corporation shall issue on or after the date upon which this Amended and Restated Certificate of Incorporation is accepted for filing by the Secretary of State of Delaware, Additional Shares of Common (including Additional Shares of Common deemed to be issued pursuant to paragraph 4(e)(iii)) without consideration or for a consideration per share less than the applicable Conversion Price of the Series AA Preferred Stock in effect on the date of and immediately prior to such issue, then the Conversion Price of the Series AA Preferred Stock shall be reduced, concurrently with such issue, to a price determined by multiplying the Conversion Price of the Series AA Preferred Stock by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of shares which the aggregate consideration received by the Corporation for the total number of Additional Shares of Common so issued would purchase at such Conversion Price, and the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of such Additional Shares of Common so issued.  Notwithstanding the foregoing, the Conversion Price shall not be reduced at such time if the amount of such reduction would be less than $0.01, but any such amount shall be carried forward, and a reduction will be made with respect to such amount at the time of, and together with, any subsequent reduction which, together with such amount and any other amount so carried forward, equal $0.01 or more in the aggregate.  For the purposes of this Subsection 4(e)(iv), all shares of Common Stock issuable upon conversion of all outstanding shares of Series AA Preferred Stock and the exercise and/or conversion of any other outstanding Convertible Securities shall be deemed to be outstanding in addition to Common Stock outstanding.

(v)           Determination of Consideration.  For purposes of this subsection 4(e), the consideration received by the Corporation for the issue (or deemed issue) of any Additional Shares of Common shall be computed as follows:

(1)           Cash and Property.  Such consideration shall:

(a)           insofar as it consists of cash, be computed at the aggregate amount of cash received by the Corporation after deducting any reasonable discounts, commissions or other expenses allowed, paid or incurred by the Corporation for any underwriting or otherwise in connection with such issuance;

(b)           insofar as it consists of property other than cash, be computed at the fair market value thereof at the time of such issue, as determined in good faith by the Board of Directors; and

(c)           in the event Additional Shares of Common are issued together with other shares or securities or other assets of the Corporation for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (a) and (b) above, as reasonably determined in good faith by the Board of Directors.

(2)           Convertible Securities.  The consideration per share received by the Corporation for Additional Shares of Common deemed to have been issued pursuant to paragraph 4(e)(iii) shall be determined by dividing:

(x)           the total amount, if any, received or receivable by the Corporation as consideration for the issue of such Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Corporation upon the exercise or the conversion or exchange of such Convertible Securities, or in the case of options for Convertible Securities, the exercise of such options for Convertible Securities and the conversion or exchange of such Convertible Securities by

(y)           the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise or the conversion or exchange of such Convertible Securities.

(f)            Adjustments for Subdivisions or Combinations of Common Stock.  In the event the outstanding shares of Common Stock shall be subdivided (by stock split, by payment of a stock dividend or otherwise), into a greater number of shares of Common Stock, the Conversion Price of the Series AA Preferred Stock and the Series AA-1 Conversion Rate in effect immediately prior to such subdivision shall, concurrently with the effectiveness of such subdivision, be proportionately decreased.  In the event the outstanding shares of Common Stock shall be combined (by reclassification or otherwise) into a lesser number of shares of Common Stock, the Conversion Prices in effect immediately prior to such combination shall, concurrently with the effectiveness of such combination, be proportionately increased.

(g)           Adjustments for Subdivisions or Combinations of Preferred Stock.  In the event the outstanding shares of Preferred Stock or a series of Preferred Stock shall be subdivided (by stock split, by payment of a stock dividend or otherwise), into a greater number of shares of Preferred Stock, the Dividend Rate, Original Issue Price and Liquidation Value of the affected series of Preferred Stock in effect immediately prior to such subdivision shall, concurrently with the effectiveness of such subdivision, be proportionately decreased.  In the event the outstanding shares of Preferred Stock or a series of Preferred Stock shall be combined (by reclassification or otherwise) into a lesser number of shares of Preferred Stock, the Dividend Rate, Original Issue Price and Liquidation Value of the affected series of Preferred Stock in effect immediately prior to such combination shall, concurrently with the effectiveness of such combination, be proportionately increased.

(h)           Adjustments for Reclassification, Exchange and Substitution.  Subject to Section 2 above, if the Common Stock issuable upon conversion of the Series AA Preferred Stock or the Series AA-1 Preferred Stock shall be changed into the same or a different number of shares of any other class or classes of stock, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination of shares provided for above), then, in any such event, in lieu of the number of shares of Common Stock which the holders would otherwise have been entitled to receive each holder of such Series AA Preferred Stock and Series AA-1 Preferred Stock shall have the right thereafter to convert such shares of Series AA Preferred Stock or Series AA-1 Preferred Stock into a number of shares of such other class or classes of stock which a holder of the number of shares of Common Stock deliverable upon conversion of such series of Preferred Stock immediately before that change would have been entitled to receive in such reorganization or reclassification, all subject to further adjustment as provided herein with respect to such other shares.

(i)            No Impairment.  The Corporation will not through any reorganization, transfer of assets, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation but will at all times in good faith assist in the carrying out of all the provisions of this Section 4 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of Series AA Preferred Stock against impairment.  Notwithstanding the foregoing, nothing in this Section 4(i) shall prohibit the Corporation from amending its Certificate of Incorporation with the requisite consent of its stockholders and the Board of Directors.

(j)            Certificate as to Adjustments.  Upon the occurrence of each adjustment or readjustment of a Conversion Price pursuant to this Section 4, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Series AA Preferred Stock to which adjustments or readjustments of Conversion Price applies a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based.  The Corporation shall, upon the written request at any time of any holder of Series AA Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth:  (i) such adjustments and readjustments; (ii) the Conversion Prices at the time in effect; and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of Series AA Preferred Stock.

(k)           Waiver of Adjustment of Conversion Price.  Notwithstanding anything herein to the contrary, any downward adjustment of the Conversion Price of the Series AA Preferred Stock may be waived, either prospectively or retroactively and either generally or in a particular instance, by the consent or vote of the holders of the majority of the outstanding shares of Series AA Preferred Stock.  Any such waiver shall bind all future holders of shares of Series AA Preferred Stock.  A copy of any such waiver shall be provided to the holders of shares of Series AA Preferred Stock upon request to the Secretary of the Corporation.  Prompt notice of any such waiver by the holders of less than all the shares of Series AA Preferred Stock shall be given to those holders of shares of Series AA Preferred Stock who have not consented to such waiver.

(l)            Reservation of Stock Issuable Upon Conversion.  The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of the shares of Series AA Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all then outstanding shares of Series AA Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Series AA Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

5.             Covenants.

(a)           So long as at least fifty percent (50%) of the shares (as adjusted for any stock dividend, stock split, combination of shares, reorganization, recapitalization, reclassification or other similar event) of Series AA Preferred Stock originally issued shall be issued and outstanding, the Corporation shall not, without first obtaining approval (by vote or written consent as provided by law) of the holders of at least fifty percent (50%) of the outstanding shares of Series AA Preferred Stock, voting together as a single series:

(i)            amend any provision of the Restated Certificate or By-laws of the Corporation if such action would materially and adversely alter the rights, preferences, privileges or powers of the Preferred Stock or any series thereof;

(ii)           alter or change the rights (including the rights under Section 3(d) herein), preferences or privileges of the Preferred Stock, whether by merger, consolidation or otherwise;

(iii)          increase or decrease (other than decreases resulting from conversion of the Preferred Stock) the authorized number of shares of Common Stock or Preferred Stock or any series thereof;

(iv)          create any new class or series of shares having rights, preferences or privileges senior to or on parity with the Preferred Stock;

(v)           declare or pay any dividend or make other distributions to the holders of shares of Common Stock;

(vi)          reclassify or recapitalize the outstanding capital stock of the Corporation;

(vii)         merge, consolidate or sell the assets of the Corporation or consummate any other reorganization of the Corporation in which control of the Corporation is affected;

(viii)        acquire (whether directly or through acquisition of stock, merger, consolidation or otherwise) any business, technology, entity or any material asset thereof;

(ix)          permit the issuance of any securities of any subsidiary to persons other than the Corporation, and issuances by NeuroMolecular Pharmaceuticals India Private Limited to one or more residents of India in order to comply with applicable law;

(x)           increase or decrease the number of authorized directors or change the method of the election of such directors;

(xi)          redeem or repurchase any shares of Common Stock (except for acquisitions of Common Stock by the Corporation pursuant to agreements which permit the Corporation to repurchase such shares upon termination of service to the Corporation or in exercise of the Corporation’s right of first refusal upon a proposed transfer); or

(xii)         agree to do any of the foregoing.

(b)           So long as any shares of Preferred Stock shall be issued and outstanding, the Corporation shall not without first obtaining approval (by vote or written consent as provided by law) of the holders of at least a majority of the Preferred Stock then outstanding, voting together as a single class, alter or change the rights, preferences or privileges of the Series AA Preferred Stock or the Series AA-1 Preferred Stock, whether by merger, consolidation or otherwise, so as to materially and adversely affect the holders of such shares.

6.             Notices of Record Dates, Etc.  In the event (i) the Corporation establishes a record date to determine the holders of any class or series of securities who are entitled to receive any dividend or other distribution or any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or series of any other securities or property, or to receive any other right or (ii) there is to occur any Liquidation Event or Deemed Liquidation Event, the Corporation will deliver to each holder of Preferred Stock, in accordance with Section 7(a) hereof, and at least twenty (20) days prior to such record date or the proposed effective date of the transaction specified therein (or, if earlier, twenty (20) days prior to any stockholders’ meeting called to approve such transaction), as the case may be, a notice specifying (a) the date of such record date for the purpose of such dividend, distribution or right and a description (including the amount and character) of such dividend, distribution or right, (b) the date on which any such transaction is expected to become effective and the material terms and conditions thereof, and (c) the time, if any, that is to be fixed, as to when the holders of record of Common Stock (or other securities) will be entitled to exchange their shares of Common Stock (or other securities), for cash, securities, and/or other property deliverable upon such transaction.  The Corporation shall thereafter give each holder of Preferred Stock, in accordance with Section 7(a) hereof, prompt notice of any material changes.  Such transaction shall in no event take place sooner than twenty (20) days after the Corporation has given the first notice provided for herein or sooner than ten (10) days after the Corporation has given notice of any material changes as provided for herein, provided that such periods may be shortened upon the written consent of the holders of the Preferred Stock that are entitled to such notice rights or similar notice rights and that represent a majority of the voting power of all then outstanding shares of the Preferred Stock, voting together as a single class on an as-converted basis.

7.             Miscellaneous.

(a)           Notices.  All notices, requests, payments, instructions or other documents to be given hereunder will be in writing or by written telecommunication, and will be deemed to have been duly given if (i) delivered personally (effective upon delivery), (ii) mailed by certified mail, return receipt requested, postage prepaid (effective five business days after dispatch), (iii)

sent by a reputable, established courier service that provides evidence of delivery and that guarantees next business day delivery (effective the next business day), or (iv) sent by facsimile followed within twenty-four (24) hours by confirmation by one of the foregoing methods (effective upon receipt of the facsimile in complete, readable form), sent to the intended recipient at the recipient’s address or facsimile number as it appears on the books of the Corporation.

(b)           Transfer Taxes, Etc.  The Corporation will pay any and all stock transfer, documentary stamp taxes, and the like that may be payable in respect of any issuance or delivery of shares of Preferred Stock or shares of Common Stock or other securities issued in respect of shares of Preferred Stock pursuant hereto or certificates representing such shares or securities.  The Corporation will not, however, be required to pay any such tax that may be payable in respect of any transfer involved in the issuance or delivery of shares of Preferred Stock or shares of Common Stock or other securities in a name other than that in which such shares were registered, or in respect of any payment to any person other than the registered holder thereof with respect to any such shares.

(c)           Transfer Agents.  The Corporation may appoint, and from time to time discharge and change, a transfer agent for Preferred Stock.  Upon any such appointment or discharge of a transfer agent, the Corporation will reasonably promptly send written notice thereof to each holder of record of Preferred Stock.

(d)           Non-Impairment.  The Corporation shall not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation but shall at all times in good faith assist in the carrying out of all the provisions of this Article Fourth (C) and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the holders of the Preferred Stock against impairment.

FIFTH:                 The Corporation is to have perpetual existence.

SIXTH:                  For the management of the business and for the conduct of the affairs of the Corporation, and in further definition and not in limitation of the powers of the Corporation and of its directors and of its stockholders or any class thereof, as the case may be, conferred by the State of Delaware, it is further provided that:

A.            The management of the business and the conduct of the affairs of the Corporation shall be vested in its Board of Directors.   Except as provided herein, the number of directors which shall constitute the whole Board shall be fixed by, or in the manner provided in, the By-Laws.  The phrase “whole Board” and the phrase “total number of directors” shall be deemed to have the same meaning, to wit, the total number of directors which the Corporation would have if there were no vacancies.  No election of directors need be by written ballot.

B.            Subject to the provisions herein, after the original or other By Laws of the Corporation have been adopted, amended or repealed, as the case may be, in accordance with the provisions of Section 109 of the General Corporation Law of the State of Delaware, and, after the Corporation has received any payment for any of its stock, the power to adopt, amend, or repeal the By Laws of the Corporation may be exercised by the Board of Directors of the Corporation.

C.            The books of the Corporation may be kept at such place within or without the State of Delaware as the By Laws of the Corporation may provide or as may be designated from time to time by the Board of Directors of the Corporation.

SEVENTH:          The Corporation shall, to the fullest extent permitted by Section 145 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented from time to time, or other applicable law indemnify and advance expenses to, (i) its directors and officers, and (ii) any person who at the request of the Corporation is or was serving as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, from and against any and all of the expenses, liabilities, or other matters referred to in or covered by said section as amended or supplemented (or any successor), provided, however, that except with respect to proceedings to enforce rights to indemnification, the By-Laws of the Corporation may provide that the Corporation shall indemnify any director, officer or such person in connection with a proceeding (or part thereof) initiated by such director, officer or such person only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation.  The Corporation, by action of its Board of Directors, may provide indemnification or advance expenses to employees and agents of the Corporation or other persons only on such terms and conditions and to the extent determined by the Board of Directors in its sole and absolute discretion.  The indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any By Law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in their official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

EIGHTH:              No director of this Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director except to the extent that exemption from liability or limitation thereof is not permitted under the General Corporation Law of the State of Delaware as in effect at the time such liability or limitation thereof is determined.  No amendment, modification or repeal of this Article shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment, modification or repeal.  If the General Corporation Law of the State of Delaware is amended after approval by the stockholders of this Article to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of the State of Delaware, as so amended.

NINTH:                 Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the

application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under the provisions of Section 279 of Title 8 of the Delaware Code, order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs.  If a majority in number representing three fourths (3/4) in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.

TENTH:                From time to time any of the provisions of this Restated Certificate may be amended, altered or repealed, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted in the manner and at the time prescribed by said laws, and all rights at any time conferred upon the stockholders of the Corporation by this Restated Certificate are granted subject to the provisions of this Article.

ELEVENTH:       The Corporation renounces any interest or expectancy of the Corporation in, or in being offered, an opportunity to participate in, any Excluded Opportunity.  An “Excluded Opportunity” is any matter, transaction or interest that is presented to, or acquired by, created or developed by, or which otherwise comes into possession of, (i) any director of the Corporation who is not an employee of the Corporation or any of its subsidiaries, or (ii) any holder of Preferred Stock or any partner, member, director, stockholder, employee or agent of any such holder, other than someone who is an employee of the Corporation or any of its subsidiaries (collectively, “Covered Person”), unless such matter, transaction or interest is presented to, or acquired, created or developed by, or otherwise comes into the possession of, a Covered Person expressly and solely in such Covered Person’s capacity as a director or Preferred Stock holder of the Corporation.

*****

IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be signed by its duly authorized officer this 30th day of June, 2011.

ADAMAS PHARMACEUTICALS, INC.

By:	/s/ Gregory T. Went
Gregory T. Went
President